Exhibit 10.2

May 14, 2026

Marc Grasso, M.D.

Via email to [...***...]

Dear Marc:

This letter sets forth the separation and general release agreement (the “Agreement”) between you and Kyverna Therapeutics, Inc. (the “Company”) in connection with your termination of employment with the Company following the conclusion of a transition period during which you will provide services to the Company.

1.
Advisory Services. Commencing as of May 18, 2026 (the “Advisor Date”), the Company will continue your full-time employment with the Company through August 1, 2026 (the “Advisor Period”). During the Advisor Period, you shall provide such assistance to the Company’s Chief Executive Officer or the Company’s incoming Chief Financial Officer as either may reasonably request from time to time, primarily relating to the transition and transfer of your prior services. As compensation for your services during the Advisor Period, the Company shall continue to provide you with your current salary ($510,000 annually), you will continue to vest in your outstanding equity compensation through and including the last date of the Advisor Period, and you will remain eligible for benefits on the same basis as any other full-time employee. For the avoidance of doubt, during the Advisor Period your employment continues to be “at will” and may be terminated by either you or the Company at any time and for any reason. Notwithstanding the duration of the Advisor Period specified above, the Advisor Period may be extended by mutual written agreement of you and the Company. You agree that, effective as of the Advisor Date, you have resigned from (a) all positions that you held with the Company or any of its affiliates, including, without limitation, as an officer, manager or director, but excluding your continued services as an employee pursuant to the terms of this Agreement, and (b) all fiduciary positions (including as a trustee) you held with respect to any employee benefit plans or trusts established by the Company or any affiliate, and the parties hereby confirm that your resignation was not due to any disagreement with the Company relating to any of the Company’s operations, policies or practices. You agree to execute any additional documents consistent with the foregoing resignations that the Company may reasonably request.

2.
SEVERANCE. Subject to your continued compliance with the terms of this Agreement, so long as prior to August 1, 2026 (1) your employment does not terminate as a result of your voluntary resignation unless otherwise agreed to by the parties, (2) your employment is not terminated by the Company for “Cause” (as defined in your offer letter agreement with the Company dated June 5, 2025 (the “Offer Letter”), and subject to you signing this Agreement a second time (so that it becomes irrevocably effective within 60 days following the termination of your employment by you or by the Company (such date of termination of employment referred to herein as the “Separation Date”), and allowing it to become effective and irrevocable, and (3) your compliance with your obligations hereunder (collectively, the “Preconditions”), then the Company will provide you with the following severance benefits described in the Offer Letter (capitalized terms not defined herein shall have the meanings ascribed to them in such offer letter agreement):

(a)
An amount equal to 12 months of your then‐current Base Salary, less all applicable withholdings and deductions, paid over such 12‐month period. This amount will be paid in equal installments on the Company’s regular payroll schedule and will be subject to applicable tax withholdings over the period following the date of your termination date; provided, however, that no payments will be made prior to the 60th day following your Separation from Service. On the 60th day following your Separation from Service, the Company will pay you in a lump sum the severance benefits that you would have received on or prior to such date under the original schedule but for the delay while waiting for the 60th day in compliance with Code Section 409A and the effectiveness of the Release (as defined herein), with the balance to be paid as originally scheduled.

(b)
If you timely elect continued coverage under COBRA, then the Company shall pay the entire COBRA premiums necessary to continue your health insurance coverage in effect for yourself and your eligible dependents on the termination date until the earliest of (i) the close of the 12‐month period following the termination of your employment, (ii) the expiration of your eligibility for the continuation coverage under COBRA, and (iii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment. If you become eligible for coverage under another employer’s group health plan or otherwise cease to be eligible for COBRA during the period provided in this clause, you must immediately notify the Company of such event, and all payments and obligations under this clause shall cease.

(c)
If a Change in Control (as defined in the Company’s 2024 Equity Incentive Plan) occurs within three (3) months following the Separation Date, any service-based vesting requirements with respect to your then outstanding Company stock options, restricted stock awards, and restricted stock unit awards, if any, shall be deemed fully satisfied and any performance-based vesting requirements with respect to such options and awards, if any and as applicable, shall be deemed satisfied at target.

(d)
You are not entitled to or due the severance benefits described above unless you sign and return this Agreement and satisfy the Preconditions.

3.
Health Insurance. Your participation in the Company’s group health insurance plan will end on the last day of the month in which the Separation Date occurs. To the extent provided by COBRA or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits following the Separation Date, at the Company’s expense as provided under Section 2(b) above and thereafter at your own expense for such period as applicable law may provide.

4.
Stock Options. Under the terms of your stock option agreement and the applicable plan documents, vesting of your stock options will continue through and including the date you cease providing services to the Company and will thereafter cease vesting. Except as provided in Section 2(c) above, your right to exercise any vested shares, and all other rights and obligations with respect to your stock options(s) and all other equity compensation, will be as set forth in the applicable equity award agreement, grant notice and applicable plan documents.

5.
Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any stock options that are vested as of the Separation Date.

6.
Expense Reimbursements. You agree that you have submitted your final documented expense reimbursement statement reflecting all business expenses you incurred through the applicable date you first executed this Agreement, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

7.
Release of Claims.

(a)
General Release of Claims. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign (or, following the termination of the Advisor Period, re-sign) this Agreement.

(b)
Scope of Release. This general release includes, but is not limited to: (i) all claims arising from or in any way related to your employment or service with the Company or the termination of that employment or service; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the California Labor Code (as amended), the California Family Rights Act, the Age Discrimination in Employment Act (“ADEA”) and the California Fair Employment and Housing Act (as amended). You acknowledge that you have been advised, as required by California Government Code Section 12964.5(b)(4), that you have the right to consult an attorney regarding this Agreement and that you were given a reasonable time period (of at least twenty-one (21) days) in which to do so. You further acknowledge and agree that, in the event you sign this Agreement prior to the end of the time period provided by the Company, your decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.

(c)
ADEA Release. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA, and that the consideration given for the waiver and releases you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (a) your waiver and release does not apply to any rights or claims arising after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (c) you have at least twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to me); and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not revoke it.

(d)
Section 1542 Waiver. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including but not limited to your release of unknown claims.

(e)
Exceptions. Notwithstanding the foregoing, you are not releasing the Company hereby from: (i) any obligation to indemnify you pursuant to the Certificate of Incorporation and Bylaws of the Company, any valid fully executed indemnification agreement with the Company, applicable law, or applicable directors and officers liability insurance; (ii) any claims that cannot be waived by law; (iii) any claims for breach of this Agreement; (iv) any claims arising after you sign (or, following the termination of the Advisor Period, re-sign) this Agreement; (v) any claims arising under this Agreement; and (vi) any claims for unpaid amounts specified in Section 5 above.

(f)
Protected Rights. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the California Department of Fair Employment and Housing, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

8.
RETURN OF COMPANY PROPERTY. You represent that you have returned to the Company all Company documents (and all copies thereof) and other Company property previously in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, drafts, financial and operational information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computing and electronic devices, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions or embodiments thereof in whole or in part). You represent that you have made a diligent search to locate any such documents, property and information. If you have used any personally owned computer or other electronic device, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, you agree to provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is completed. Your timely compliance with this paragraph is a condition to your receipt of the benefits provided under this Agreement.

9.
Confidential Information Obligations. You acknowledge and reaffirm your continuing obligations under your Employee Confidential Information and Inventions Assignment Agreement, a copy of which is attached hereto as Exhibit A and incorporated herein by reference.

10.
Non-disparagement. You agree not to disparage the Company, its officers, directors, employees, stockholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided that you may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures protected under the whistleblower provisions of federal or state law or regulation or other applicable law or regulation or as set forth in the section of this Agreement entitled “Protected Rights.” In response to any reference request from a prospective employer, the Company will only confirm your dates of employment and positions held. The Company agrees not to disparage you in any manner likely to be harmful to your business, business reputation, or personal reputation; provided that the Company may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation.

11.
No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion or as expressly permitted under the section of this Agreement entitled “Protected Rights”, Section 7(f)) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.

12.
Cooperation. If requested by the Company, you agree to reasonably cooperate with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.

13.
No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

14.
Representations. Upon your second execution of this Agreement, you hereby represent that, expect as expressly provided in this Agreement, you have: been paid all compensation owed and for all hours worked; received all leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise; and not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

15.
Dispute Resolution. You and the Company agree that any and all disputes, claims, or controversies of any nature whatsoever arising from, or relating to, this Agreement or its interpretation, enforcement, breach, performance or execution, your employment or the termination of such employment (including, but not limited to, any statutory claims), shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1‐16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes before a single arbitrator (available upon request and also currently available at http://www.jamsadr.com/rules‐employment‐arbitration/) at a location closest to where you last worked for the Company provided that such location will be within fifty (50) miles of your last principal place of employment with the Company. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge. In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

16.
Miscellaneous. This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and electronic or facsimile signatures will suffice as original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me. In addition, you must re-execute this Agreement following the termination of the Advisor Period and such re-execution must become effective and irrevocable no later than sixty (60) days following the termination of the Advisor Period in order for you to receive the severance benefits described herein, and the Company will have no obligation to provide such benefits if this Agreement does not become effective and irrevocable within the applicable timeframes set forth above.

We wish you the best in your future endeavors.

Sincerely,

By: /s/ Warner Biddle

Warner Biddle, Chief Executive Officer

I have read, understand and agree fully to the foregoing Agreement:

/s/ Marc Grasso, M.D.

Marc Grasso, M.D.

5/14/2026

Date

Re-execution (second execution) following the termination of the Advisor Period:

Marc Grasso, M.D.

Date

Exhibit A

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT